Investor Contact:	Jonathan J.R. Dodd 441-294-6355
Media Contact:	Sabrena E. Tufts 441-294-6377

For Immediate Release

QUANTA ANNOUNCES THIRD QUARTER RESULTS
COMPANY REPORTS NET LOSS OF $59.1 MILLION, OR $1.04 PER DILUTED SHARE

Hamilton, Bermuda — (Business Wire) — October 31, 2005 — Quanta Capital Holdings Ltd. (NASDAQ: QNTA) today reported that its net loss for the third quarter of 2005 was $59.1 million, or $1.04 per diluted share. This compares to net loss of $37.4 million, or $0.66 per diluted share, for the third quarter of 2004.

Net loss excluding net realized losses on investments for the third quarter of 2005 was $57.9 million, or $1.02 per share. This compares to net loss excluding realized gains on investments for the third quarter of 2004 of $37.7 million, or $0.66 per share.

Gross written premiums for the third quarter of 2005 were $171.5 million and net written premiums were $116.0 million, which compares to gross written premiums of $116.7 million and net written premiums of $86.0 million in the third quarter of 2004. This equates to growth of 47.0% in gross written premiums and 34.9% in net written premium from the third quarter of 2004 to the third quarter of 2005. For the third quarter, specialty insurance contributed $62.1 million of the net written premiums. Specialty reinsurance contributed $53.9 million of the net written premiums. Net premiums earned in the third quarter were $100.5 million, compared to $65.5 million for the third quarter of 2004. Technical services revenues for the third quarter 2005 were $16.0 million compared to revenues of $7.7 million for the third quarter of 2004.

Tobey J. Russ, Quanta’s Chief Executive Officer, stated, ‘‘For the second year in a row the industry has suffered from an unprecedented number of hurricanes and our third quarter results reflect the magnitude of these events. Given the increased uncertainty surrounding the frequency and severity of future hurricanes and the additional rating agency requirements for capital adequacy, we are curtailing our property reinsurance and technical property insurance lines of business. The capital that becomes available as a result of this process will be redirected to our specialty insurance businesses.’’

Mr. Russ continued, ‘‘However, if we look at the performance of our businesses without the impact of hurricanes, our net income excluding these catastrophe losses was $12.6 million for the third quarter of 2005. Our net income excluding catastrophes was $7.7 million for the third quarter of 2004.’’

Concerning the Company’s prospects for 2006, James J. Ritchie, Quanta’s Chairman, commented, ‘‘Our specialty insurance businesses operate in attractive lines and through broad geographic locations that position us to take advantage of very favorable market conditions. We entered these markets at a strong point in the pricing cycle, we have a sound balance sheet and a portfolio of products priced at solid rates.’’

Mr. Ritchie continued, ‘‘Growing our specialty business in a cost effective manner in 2006, while continuing to build the necessary systems and operating discipline, will receive our highest attention.’’

Quanta will host a conference call to discuss third quarter results at 9:00 a.m. Eastern Time on Tuesday, November 1, 2005. A live webcast of this call will be available at www.quantaholdings.com and will be archived on Quanta’s website. A slide presentation accompanying the Company’s discussion of its third quarter 2005 results will also be available on the Company’s website at www.quantaholdings.com beginning approximately 10 minutes before the commencement of the conference call. A telephone replay of the conference call also will be available beginning on November 1, 2005 at 11:00 a.m. Eastern Time, until November 8, 2005. To access the replay, domestic callers should dial 888-286-8010 and international callers should dial 617-801-6888. All callers should provide pass code #71185094.

Net loss excluding net realized gains and losses on investments and net income excluding catastrophe losses are non-GAAP financial measures. Reconciliations of these measures to the company’s net loss are presented at the end of this release.

About Quanta Capital Holdings Ltd.

Quanta Capital Holdings Ltd., a Bermuda holding company, provides specialty insurance, reinsurance, risk assessment and risk consulting products and services through its subsidiaries. Through operations in Bermuda, the United States, Ireland and the United Kingdom, Quanta focuses on writing coverage for specialized classes of risk through a team of experienced, technically qualified underwriters. The company offers specialty insurance and reinsurance products that often require extensive technical underwriting skills, risk assessment resources and engineering expertise. Quanta is listed on the NASDAQ stock market and trades under the symbol QNTA.

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors are detailed in the company's filings with the U.S. Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements to reflect subsequent events or circumstances.

(Tables to follow)

QUANTA CAPITAL HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)
(Unaudited)

	For the three months ended September 30, 2005	For the three months ended September 30, 2004
Gross premiums written	$171,542	$116,729
Net premiums written	$115,965	$85,969
Net premiums earned	100,546	65,523
Technical services revenues	16,019	7,727
Net investment income	6,991	3,258
Net realized (losses) gains on investments	(1,168)	297
Net foreign exchange losses	(311)	(43)
Other income	1,945	264
Total revenues	124,022	77,026
Net losses and loss expenses incurred	121,087	77,963
Acquisition expenses	22,998	16,424
Direct technical services costs	13,133	5,231
General and administrative expenses	23,574	14,294
Interest expense	1,200	—
Depreciation and amortization	1,079	560
Total expenses	183,071	114,472
Losses before income taxes	(59,049)	(37,446)
Income tax expense	35	—
Net loss	$(59,084)	$(37,446)
Weighted average number of common shares and common share equivalents —basic	56,810,020	56,798,218
—diluted	56,810,020	56,798,218
Net loss per common share
—basic loss per share	$(1.04)	$(0.66)
—diluted loss per share	$(1.04)	$(0.66)

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QUANTA CAPITAL HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	As of 9/30/05	As of 12/31/04
Assets
Investments at fair market value
Available for sale investments	$720,426	$559,430
Trading investments related to deposit liabilities	38,782	40,492
	759,208	599,922
Cash and cash equivalents	99,231	32,775
Restricted cash and cash equivalents	45,605	42,482
Accrued investment income	5,127	4,719
Premiums receivable	172,119	146,784
Losses and loss adjustment expenses recoverable	152,834	13,519
Other accounts receivable	9,697	11,575
Deferred acquisition costs	50,723	41,496
Deferred reinsurance premiums	82,267	47,416
Property and equipment, net	5,665	4,875
Goodwill and other intangible assets	20,062	20,617
Other assets	21,584	14,553
Total assets	$1,424,122	$980,733
Liabilities
Reserve for losses and loss expenses	$469,994	$159,794
Unearned premiums	370,982	247,936
Environmental liabilities assumed	12,182	6,518
Reinsurance balances payable	34,302	24,929
Accounts payable and accrued expenses	28,577	17,360
Net payable for investments purchased	16,669	3,749
Deposit liabilities	52,564	43,365
Deferred income and other liabilities	4,795	4,935
Junior subordinated debentures	61,857	41,238
Total liabilities	$1,051,922	$549,824
Shareholders’ equity
Common shares	568	568
Additional paid-in capital	523,843	523,771
Accumulated deficit	(144,256)	(93,058)
Accumulated other comprehensive loss	(7,955)	(372)
Total shareholders’ equity	$372,200	$430,909
Total liabilities and shareholders’ equity	$1,424,122	$980,733

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QUANTA CAPITAL HOLDINGS LTD.
CONSOLIDATED UNDERWRITING RATIOS
(Unaudited)

As a company with limited underwriting activities the following Net Expense Ratios and Combined Ratios for the three months ended September 30, 2005 and 2004 are not necessarily indicative of our future underwriting performance.

	Three months	Three months
	ended	ended
	9/30/05	9/30/04
Loss Ratio[1]	120.4%	119.0%
Acquisition Expense Ratio[2]	22.9%	25.1%
General and Administrative Expense Ratio[3]	18.8%	14.4%
Net Expense Ratio[4]	41.7%	39.5%
Combined Ratio[5]	162.1%	158.5%

[1]	The Loss Ratio is calculated by dividing net losses and loss expenses incurred by net premiums earned.

[2]	The Acquisition Expense Ratio is calculated by dividing acquisition expenses by net premiums earned.

[3]	The General and Administrative Expense Ratio indicates the level of indirect costs associated with acquiring/writing insurance and reinsurance contracts, and is calculated by dividing general and administrative expenses associated with our underwriting activities by net premiums written. General and administrative expenses associated with our underwriting activities for the three months ended September 30, 2005 and September 30, 2004 were $21.8 million and $12.3 million and include $0.8 million and $0.5 million charged by the technical services segment and exclude $2.6 million and $2.5 million related to our technical services activities for the same periods.

[4]	The Net Expense Ratio is the sum of our Acquisition Expense Ratio and General and Administrative Expense Ratio.

[5]	The Combined Ratio is the sum of our Loss Ratio and Net Expense Ratio.

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QUANTA CAPITAL HOLDINGS LTD.
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS
(in thousands, except per share amounts)
(Unaudited)

In addition to the GAAP financial measures and the ratios included within this release, the Company has presented ‘‘net loss excluding net realized gains and losses on investments’’ and ‘‘net income excluding catastrophe losses’’ which are non-GAAP financial measures.

Net Loss excluding net realized gains and losses on investments

The Company has included the ‘‘net loss excluding net realized gains and losses on investments’’ measure as it believes that security analysts, rating agencies and investors believe that realized gains and losses are largely opportunistic and are a function of economic and interest rate conditions. As a result, the Company believes that they evaluate the net income before realized gains or losses to make performance comparisons with the Company’s industry peers.

	Three months ended 9/30/05	Three months ended 9/30/04
Net loss	$(59,084)	$(37,446)
Adjustment for net realized losses (gains) on investments	1,168	(297)
Adjustment for associated tax impact of net realized (losses) gains on investments	—	—
Net loss excluding realized losses (gains) on investments	$(57,916)	$(37,743)
Net loss per share — basic and diluted	$(1.04)	$(0.66)
Adjustment for net realized losses (gains) on investments	0.02	—
Adjustment for associated tax impact of net realized (losses) gains on investments	—	—
Net loss per share excluding realized losses (gains) on investments — basic and diluted	$(1.02)	$(0.66)

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Net Income excluding catastrophe losses

The Company has included ‘‘net income excluding catastrophe losses’’ as it believes it is an indicator of how its underwriting business is performing without catastrophes. In addition, the Company believes that security analysts, rating agencies and investors believe that these measures facilitate performance comparisons with the Company’s industry peers.

	Three months ended 9/30/05	Three months ended 9/30/04
Net loss	$(59,084)	$(37,446)
Adjustment for catastrophe net losses and loss expenses	64,775	42,300
Adjustment for reinstatement premiums associated with catastrophe losses	4,888	2,800
Adjustment for additional industry loss warranty premium associated with hurricane Rita	2,000	—
Net income excluding catastrophe losses	$12,579	$7,654

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Quarterly financial information
(in thousands, except per share amounts)
(Unaudited)

The following is a summary of quarterly financial data for the quarter ended September 30, 2005 and for the four quarters ending June 30, 2005.

	Quarter ended 9/30/05	Quarter ended 6/30/05	Quarter ended 3/31/05	Quarter ended 12/30/04	Quarter ended 9/30/04
Gross premiums written	$171,542	$168,548	$172,726	$123,983	$116,729
Net premiums written	115,965	127,364	142,877	107,054	85,969
Net premium earned	100,546	105,009	91,486	87,527	65,523
Technical service revenues	16,019	7,176	7,150	9,905	7,727
Net investment income	6,991	6,187	5,225	4,496	3,258
Net realized (losses) gains on investments	(1,168)	862	(483)	(437)	297
Other income	1,634	3,156	1,574	2,221	221
Total revenues	124,022	122,390	104,952	103,712	77,026
Net losses and loss expenses incurred	(121,087)	(62,519)	(57,496)	(72,733)	(77,963)
Acquisition costs	(22,998)	(19,243)	(20,477)	(18,117)	(16,424)
Direct technical service costs	(13,133)	(5,999)	(4,861)	(7,740)	(5,231)
General and administrative expenses	(23,574)	(23,976)	(20,871)	(18,763)	(14,294)
Interest expense	(1,200)	(944)	(826)	—	—
Depreciation and amortization	(1,079)	(959)	(842)	(783)	(560)
Total expenses	(183,071)	(113,640)	(105,373)	(118,136)	(114,472)
Net (loss) income before income taxes	(59,049)	8,750	(421)	(14,424)	(37,446)
Income tax expense	35	220	223	—	—
Net (loss) income	$(59,084)	$8,530	$(644)	$(14,424)	$(37,446)
Basic (loss) income per share	$(1.04)	$0.15	$(0.01)	$(0.25)	$(0.66)
Diluted (loss) income per share	$(1.04)	$0.15	$(0.01)	$(0.25)	$(0.66)

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